EXHIBIT 99.1

Plug Power Announces Second Quarter 2012 Financial Results

Company Updates 2012 Guidance

LATHAM, N.Y., Aug. 14, 2012 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today reported its financial results for the second quarter of 2012.

In the second quarter of 2012, Plug Power continued to expand upon its customer base in North America. The quarter's GenDrive® orders included units for Lowe's, Sysco, Walmart and Mercedes Benz, representing approximately $6.5 million in orders.

The order for Mercedes was received in early April 2012, and all 72 of the GenDrive units were installed and operational by early July. This is the quickest cycle time to date between receiving an order and deployment at a site requiring a new hydrogen fueling station.

Sysco's Long Island (N.Y.) and Boston locations recently were commissioned to use GenDrive fuel cells, bringing the number of fuel cells used at six of the foodservice distributor's locations to more than 600. Kroger, Compton, CA, and P&G, Greensboro, NC, round out the commissioned GenDrive sites during the second quarter of 2012. In total, 388 units were shipped during the second quarter.

Additionally, Plug Power is in the process of shipping and installing 254 units for the Walmart facility in Washington Court House, Ohio. This deployment signifies the third Walmart facility using GenDrive, with over 500 units now in the Walmart fleet.

Although deployments continued to grow in the second quarter, factors including a slower than expected order flow and some customer deployments delayed until 2013 have negatively impacted the Company's projections for 2012. Given these factors, Plug Power is adjusting its guidance for 2012 to the following:

  From $40M in product and service revenue to $30M-$35M range
  From $12M-$13M EBITDAS loss range to $17M-$19M loss range
  From 10% Gross Margin to minus 5% to minus 10% range for 2012

It is important to note that the above revised product and service revenue range would still represent an almost 50% increase in year over year growth.

"Plug Power GenDrive fuel cells have displaced over 5,000 lead-acid batteries in North American material handling operations," said Andy Marsh, CEO at Plug Power. "An indicator of our position in the industry is that in the United States 19 out of every 20 hydrogen re-fueling fills a Plug Power fuel cell. We continue to be the leader in deploying PEM fuel cells under 25kW, with over 2,800 GenDrive units in the field, having accumulated over 8 million hours of operation."

Financial Results

Net loss for the second quarter of 2012 was $6.5 million, or $0.17 per share on a basic and diluted basis. This compares with a net loss of $6.8 million, or $0.41 per share, for the second quarter of 2011.

Total revenue for the second quarter of 2012 was $7.7 million, comprised of $7.2 million for product and service revenue and $0.5 million for research and development (R&D) contract revenue. This compares to total revenue of $4.3 million in the second quarter of 2011, which was comprised of $2.6 million for product and service revenue, $1.5 million for R&D contract revenue, and $0.2 million for licensed technology revenue.

The Company shipped 388 units during the second quarter of 2012 compared to 73 units in the second quarter of 2011.

Total cost of revenue for the second quarter of 2012 was $9.5 million, comprised of $8.7 million for cost of product and service revenue and $0.8 million for cost of R&D contract revenue. This compares to total cost of revenue of $7.4 million in the second quarter of 2011, which was comprised of $4.9 million for cost of product and service revenue and $2.5 million for cost of R&D contract revenue.

R&D expenses for the second quarter of 2012 were $1.6 million compared with $1.1 million for the second quarter of 2011. Selling, general and administrative (SG&A) expenses were $3.6 million for the second quarter of 2012 compared with $3.9 million for the second quarter of 2011. Additionally, $0.6 million was expensed for amortization of intangible assets during the second quarter of 2012 and 2011.

Cash and Liquidity

Net cash used in operating activities for the second quarter of 2012 was $4.9 million. Plug Power had cash and cash equivalents of $15.9 million and net working capital of $25.5 million at June 30, 2012. This compares to $13.9 million and $22.5 million, respectively, at December 31, 2011.

The accompanying consolidated financial information and reconciliation tables provide additional information on the Company's year-to-date performance as it relates to milestones previously announced.

Conference Call

Plug Power has scheduled a conference call on August 14, 2012 at 10:00 am ET to review the Company's results for the second quarter of 2012. Interested parties are invited to listen to the conference call by calling 877.407.8291 or 201.689.8345 for international participants.

The webcast can be accessed by going directly to the Plug Power Web site (www.plugpower.com) and selecting the conference call link on the home page. A playback will be available online for a period following the call.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints. Long-standing relationships with industry leaders forged the path for Plug Power's key accounts, including Walmart, Sysco, P&G and Mercedes. With more than 2,800 GenDrive units deployed to material handling customers, accumulating over 8 million hours of runtime, Plug Power manufactures tomorrow's incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power's control and that may cause Plug Power's actual results to differ materially from the expectations in Plug Power's forward-looking statements including the risk that we continue to incur losses and might never achieve or maintain profitability, the risk that we expect we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that the previously disclosed expected uses of the Company's recently raised capital may change; our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing Plug Power's products and its ability to raise the necessary capital to fund such development costs; the cost and availability of fuel and fueling infrastructures for Plug Power's products; market acceptance of Plug Power's GenDrive system; Plug Power's ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for Plug Power's products; Plug Power's ability to develop commercially viable products; Plug Power's ability to reduce product and manufacturing costs; Plug Power's ability to successfully expand its product lines; Plug Power's ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; Plug Power's ability to manufacture products on a large-scale commercial basis; Plug Power's ability to protect its intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under "Item IA-Risk Factors" in (i) Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission ("SEC") on March 30, 2012 and (ii) in Plug Power's quarterly report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 15, 2012, as well as in the other reports Plug Power files from time to time with the SEC. Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Plug Power Inc.
Financial Highlights

Balance Sheets (Dollars in thousands):
(unaudited)
	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$ 15,851	$ 13,857
Accounts receivable	11,126	13,389
Inventory	9,511	10,355
Prepaid expenses and other current assets	1,182	1,894

Total current assets	37,670	39,495

Property, plant and equipment, net	7,637	8,687
Note receivable	601	--
Intangible assets, net	6,316	7,474

Total assets	$ 52,224	$ 55,656

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 4,144	$ 4,669
Accrued expenses	2,404	3,173
Product warranty reserve	1,020	1,211
Borrowings under line of credit	--	5,405
Deferred revenue	4,038	2,505
Other current liabilities	545	80

Total current liabilities	12,151	17,043

Common stock warrant liability	3,029	5,321
Deferred revenue	3,061	3,037
Other liabilities	1,214	1,219

Total liabilities	19,455	26,620

Stockholders' equity	32,769	29,036

Total liabilities and stockholders' equity	$ 52,224	$ 55,656

Statements of Operations (Dollars in thousands):	Three months ended June 30,		Six months ended June 30,
(unaudited)
	2012	2011	2012	2011
Revenue
Product and service revenue	$ 7,201	$ 2,621	$ 14,438	$ 7,614
Research and development contract revenue	458	1,563	973	2,348
Licensed technology revenue	--	163	--	326
Total revenue	7,659	4,347	15,411	10,288

Cost of revenue and expenses
Cost of product and service revenue	8,643	4,931	17,703	11,622
Cost of research and development contract revenue	833	2,474	1,598	3,811
Research and development expense	1,577	1,106	2,805	2,169
Selling, general and administrative expense	3,567	3,883	7,503	7,444
Amortization of intangible assets	573	589	1,149	1,170

Operating loss	(7,534)	(8,636)	(15,347)	(15,928)

Interest and other income and net realized losses from available-for-sale securities	44	87	91	121
Change in fair value of warrant liability	1,053	1,791	2,292	1,791
Interest and other expense and foreign currency gain (loss)	(43)	5	(99)	20

Net loss	$ (6,480)	$ (6,753)	$ (13,063)	$ (13,996)

Loss per share: Basic and diluted	$ (0.17)	$ (0.41)	$ (0.43)	$ (0.95)

Weighted average number of common shares outstanding	37,853,358	16,320,235	30,645,479	14,781,215

Plug Power Inc.
Reconciliation of Non-GAAP financial measures

Reconciliation of Reported Net loss to EBITDAS

	Three months ended June 30,		Six months ended June 30,

	2012	2011	2012	2011

Operating loss, as reported	$ (7,534)	$ (8,636)	$ (15,347)	$ (15,928)

Stock based compensation	499	611	1,023	1,003
Depreciation and amortization	1,062	1,137	2,124	2,223

EBITDAS	$ (5,973)	$ (6,888)	$ (12,200)	$ (12,702)

EBITDAS is defined as operating income (loss), as adjusted for depreciation and amortization expense and charges for equity compensation. EBITDAS is a non-GAAP measure of our financial performance and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Reconciliation of Gross margin percentage to Adjusted gross margin percentage

	Three months ended June 30,		Six months ended June 30,

	2012	2011	2012	2011

Product and service revenues, as reported	$ 7,201	$ 2,621	$ 14,438	$ 7,614

Deferred revenue recognized in the reporting period	(648)	(327)	(1,578)	(802)
Current invoiceable value of shipments, recorded to deferred revenue	669	273	2,655	526

Product and service revenues, as adjusted	$ 7,222	$ 2,567	$ 15,515	$ 7,338

Cost of product and service revenue	$ 8,643	$ 4,931	$ 17,703	$ 11,622

Gross margin percentage	(20.0%)	(88.1%)	(22.6%)	(52.6%)

Adjusted gross margin percentage	(19.7%)	(92.1%)	(14.1%)	(58.4%)

Gross margin percentage is a financial ratio used to indicate the relationship between cost of product and service revenue and product and service revenue. We use the term adjusted gross margin percentage to refer to product and service revenue, as adjusted, less total cost of product and service revenue as a percentage of product and service revenue, as adjusted. This non-GAAP financial measure allows management to view gross margin percentage as if revenue had been fully recognized upon invoicing. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate short-term and long-term profitability trends.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.

Plug Power Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended
	June 30,
	2012	2011
Cash Flows From Operating Activities:
Net loss	$ (13,063)	$ (13,996)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	975	1,053
Amortization of intangible asset	1,149	1,170
Loss on disposal of property, plant and equipment	58	309
Stock-based compensation	1,023	1,003
Realized loss on available-for-sale securities	--	22
Change in fair value of warrant liability	(2,292)	(1,791)
Changes in assets and liabilities:
Accounts receivable	2,263	66
Inventory	843	4,165
Prepaid expenses and other current assets	713	227
Issuance of note receivable	(601)	--
Accounts payable, accrued expenses, product warranty reserve and other liabilities	(1,033)	(4,799)
Deferred revenue	1,558	(601)
Net cash used in operating activities	(8,407)	(13,172)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(41)	(1,065)
Proceeds from disposal of property, plant and equipment	58	45
Proceeds from maturities and sales of available-for-sale securities	--	10,399
Net cash provided by investing activities	17	9,379

Cash Flows From Financing Activities:
Purchase of treasury stock	--	(158)
Proceeds from issuance of common stock	17,192	22,027
Stock issuance costs	(1,402)	(1,862)
Proceeds (repayment) from borrowings under line of credit	(5,405)	--
Principal payments on long-term debt	--	(10)
Net cash provided by financing activities	10,385	19,997

Effect of exchange rate changes on cash	(1)	(8)
Increase in cash and cash equivalents	1,994	16,196
Cash and cash equivalents, beginning of period	13,857	10,955

Cash and cash equivalents, end of period	$ 15,851	$ 27,151
CONTACT: Media Contact:
         Reid Hislop
         Plug Power Inc.
         Phone: (518) 782-7700 ext. 1360
         media@plugpower.com

         Investor Relations Contact:
         Cathy Yudzevich
         Plug Power Inc.
         Phone: (518) 782-7700 ext. 1448
         investors@plugpower.com